Exhibit 16.1
June 28, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Gentlemen:
We have read the paragraphs under the heading “Change in Accountants” in the prospectus contained in the Registration Statement on Form S-1 of First Advantage Bancorp (the “Registrant”) to be filed with the Securities and Exchange Commission and are in agreement with the statements concerning our Firm contained therein. We have no basis to agree or disagree with the other statements of the Registrant contained therein.
/s/ Stone, Rudolph & Henry, PLC
Stone, Rudolph & Henry, PLC
Clarksville, Tennessee